UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2020

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Louisiana, Suite 3500, Houston, Texas 77002

(Address of principal executive offices)

(210) 998-4035

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously reported, on May 30, 2019, Camber Energy, Inc. (the “Company”, “we,” “us,” and “Camber”) received a Severance Order from the Texas Railroad Commission (the “TRC”) for noncompliance with TRC rules, suspending the Company’s ability to produce or sell oil and gas from its Panhandle leases in Hutchinson County, Texas, until certain well performance criteria were met. Since that time, the Company followed TRC procedures in order to regain TRC compliance for the Panhandle wells, which has been received to date. On January 31, 2020, the Company executed a Compromise Settlement Agreement (the “Settlement Agreement”) with PetroGlobe, Signal Drilling, LLC (“Signal”), Petrolia Oil, LLC (“Petrolia”), Prairie Gas Company of Oklahoma, LLC (“PGCO”), and Canadian River Trading Company, LLC (“CRTC”), whereby the Company agreed to pay PetroGlobe $250,000, of which $100,000 was paid upon execution of the Settlement Agreement and $150,000 was paid to an escrow account, which release was subject to approval by the Company upon the successful transfer of all wells and partnership interests of the Company’s current wholly-owned subsidiary C E Energy LLC (“CE”) to PetroGlobe. Specifically, on July 16, 2020, the Company completed all of the remaining requirements and assigned PetroGlobe all of its right, title and interest in all wells, leases, royalties, minerals, equipment, and other tangible assets associated with specified wells and properties, located in Hutchinson County, Texas, the $150,000 held in escrow was released to PetroGlobe and the Settlement Agreement transactions closed. As a result of the transfers, the Company no longer owns CE, and no longer has any interest in or any liabilities related to the Hutchinson County, Texas wells.

As of July 21, 2020, the Company had 17,430,729 shares of common stock issued and outstanding (which does not include certain shares of common stock which are still due to the holder of the Company’s Series C Preferred Stock from prior conversions of Series C Preferred Stock, and which are currently held in abeyance, subject to issuance at the request of such holder, and such holder’s 9.99% ownership limitation). The increase in our outstanding shares of common stock from the date of the Company’s April 16, 2020 increase in authorized shares of common stock (from 5 million shares, to 25 million shares, pursuant to the approval of the stockholders of the Company at the annual meeting of stockholders held on the same day), is almost solely entirely due to conversions of shares of Series C Preferred Stock of the Company into common stock, and conversion premiums due thereon, which are payable in shares of common stock, pursuant to the designation of such Series C Preferred Stock. The conversions are in the sole discretion of the Series C Preferred Stockholder. The number of shares of common stock due to the Series C Preferred Stock holder are subject to increase and adjustment as the price of the Company’s common stock declines in value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

By:	/s/ Robert Schleizer
Name:	Robert Schleizer
Title:	Chief Financial Officer

Date: July 22, 2020